SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2006
NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-22920 (Commission File Number)	11-2948749 (I.R.S. Employer Identification No.)
1600 Parkwood Circle
Suite 500
Atlanta, Georgia
(Address of principal executive offices)
30339
(Zip code)
(770) 693-5950
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     Effective as of May 30, 2006, Numerex Corp. (the “Company”) completed a private placement to Laurus Master Fund, Ltd. (“Laurus”) of (i) a Secured Convertible Term Note in the principal amount of $5,000,000 (“Convertible Note”), (ii) a Secured Non-Convertible Term Note in the principal amount of $5,000,000 (“Non-Convertible Note” and together with the Convertible Note, the “Notes”), and (iii) a Common Stock Purchase Warrant (the “Warrant” and together with the Convertible Note, the “Securities”) to purchase up to 241,379 shares of the Company’s Class A common stock, no par value per share (“Common Stock”).
     Each of the Notes has a term of four years and interest accrues at an annual fixed rate of 9.75%. The Notes are secured by substantially all of the assets of the Company and certain of its subsidiaries, as more fully described in a Master Security Agreement, a Subsidiary Guarantee, and a Pledge Agreement.
     Interest and principal under the Convertible Note may be paid by the Company in either cash or, subject to certain conditions, in Common Stock. If payments are made in cash, principal reductions will begin in December 2006 and will continue for the next 42 months with the final payment due in May 2010. The Company may only use Common Stock to make payments on the Convertible Note if the price per share of its Common Stock for the required number of trading days immediately prior to conversion is greater than $8.70. Laurus may convert the entire principal amount of the Convertible Note, and any accrued interest thereon, into Common Stock at a fixed conversion price equal to $7.91 per share.
     The Non-Convertible Note is repayable in full or in part on or before May 30, 2010 and contains no restrictions or penalties on prepayment. In addition, the Convertible Note is repayable in full or in part, prior to May 30, 2010 in certain instances without penalty.
     Upon the occurrence and continuance of an Event of Default (as defined in the Notes) of either Note, Laurus will have the option to accelerate the Notes. In addition, if any of the following Events of Default occur, the amount owing to Laurus will be one hundred and fifteen percent (115%) of the outstanding principal amount of the Notes (plus applicable interest and fees): (i) a failure to pay when due any installments of principal, interest or other fees due under a Note or failure to pay when due any amount under any other promissory note or other indebtedness issued by the Company or any of its U.S. subsidiaries that has a then current principal balance of more than $400,000.00, (ii) if the Company or any of its U.S. subsidiaries make a general assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee is appointed by a person other than the Company or a U.S. subsidiary, and such appointment is not dismissed or withdrawn within 60 days, or (iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors is instituted by or against the Company or any of its U.S. subsidiaries and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following such case’s commencement.

     The Warrant is exercisable by Laurus until May 30, 2013. Subject to adjustments described in the Warrant, Laurus will be entitled to receive, upon exercise of the Warrant in whole or in part, shares of Common Stock at an exercise price of $7.73.
     The Company has agreed to register all of the shares of Common Stock issuable to Laurus pursuant to the Securities, as set forth in a Registration Rights Agreement between the Company and Laurus.
     The information above summarizes, and does not provide a complete description of the terms of the Securities. The above summary is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Notes, Warrant, the Master Security Agreement, and the Registration Rights Agreement.
Section 3 — Securities and Trading Markets
Item 3.02. Unregistered Shares of Equity Securities.
     The Company sold the Securities to Laurus effective as of May 30, 2006 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The Company did not engage an underwriter or placement agent in connection with this transaction.
     The terms of the conversion and exercise of the Securities are set forth in Item 1.01 above and incorporated by reference herein.
Section 9 — Financial Statements and Exhibits
Item 9.01(c) Exhibits.

10.1	Securities Purchase Agreement, dated May 30, 2006, by and between the Company and Laurus.

10.2	Secured Convertible Term Note, dated May 30, 2006, by and between the Company and Laurus.

10.3	Secured Non-Convertible Term Note, dated May 30, 2006, by and between the Company and Laurus

10.4	Common Stock Purchase Warrant, dated May 30, 2006, by and between the Company and Laurus.

10.5	Master Security Agreement, dated May 30, 2006, by and among the Company, its U.S. subsidiaries, and Laurus.

10.6	Subsidiary Guaranty, dated May 30, 2006, entered into by each of the Company’s U.S. subsidiaries.

10.7	Registration Rights Agreement, dated May 30, 2006, by and between the Company and Laurus.

99.1	Text of Press Release, dated June 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP. (Registrant)
Date: June 5, 2006	/s/ Alan B. Catherall
Alan B. Catherall
Executive Vice President and Chief Financial Officer